UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010
Hammonds Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-50912	88-0225318

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 334-9479

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2009, Hammonds Industries, Inc. (“we,” “Hammonds or the “Company”) entered into a Reverse Merger Agreement (the “Agreement”) with Delta Seaboard Well Service, Inc., a Texas corporation (“Delta”). The Agreement provided, among other things, that upon the closing of the Agreement, Hammonds’ board of directors would appoint designees of Delta and American International Industries, Inc. ("American") to the board of directors and the existing members of the board of directors would resign as officers and directors of the Company. The Agreement further provided for the approval of a one-for-ten (1:10) reverse split (“Reverse Split”) of the Company’s issued and outstanding shares of Common Stock, par value $0.0001 (“Common Stock”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 3, 2010, the Company and Delta completed the reverse merger pursuant to which Delta was merged with and into Hammonds. In connection with the Reverse Merger of Delta into a wholly-owned subsidiary of the Company, following the effective date of the Reverse Split, the Company intends to issue shares of Common Stock to the present stockholders of Delta as follows: (i) 22,186,572 post-Reverse Split shares in consideration for American’s 51% equity ownership of Delta, and 10,000,000 post-Reverse Split shares in consideration for American converting $872,353 in principal and accrued interest of debt payable by the Company to American; (ii) a total of 21,316,510 shares to Robert W. Derrick, Jr., a newly appointed director of the Company as well as Delta’s president and a director of American and Ron Burleigh, a newly-appointed director of the Company as well as Delta’s vice president, in consideration for their 49% equity ownership of Delta; and (iii) 9,607,843 post-Reverse Split shares in consideration for Messrs. Derrick and Burleigh extending their employment agreements for five years in addition to the balance of their current employment agreements. Following the Reverse Split and Reverse Merger, American will own 32,859,935 shares of Common Stock, representing 48.2% of the Company’s total outstanding shares and Messrs. Derrick and Burleigh, the owners of the noncontrolling interest in Delta, will own 30,924,353 shares of Common Stock, representing 45.4% of the Company’s total outstanding shares. All other stockholders of the Company will own 4,357,962 shares of Common Stock, representing 6.4% of the Company’s total 68,142,250 outstanding shares.

Reference is made to the Company’s amended Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on February 3, 2010, for additional disclosures regarding the Reverse Split, the Reverse Merger and the ratification of the election of the newly-appointed board of directors of the Company.

For accounting purposes, this transaction is being accounted for as a Reverse Merger, since the stockholders of Hammonds own a majority of the issued and outstanding shares of Common Stock of the Company, and the principal shareholders of the company will own and control approximately 93.6% of the Company’s outstanding Common Stock.  In connection with the reverse merger, the Company will change its name to Delta Seaboard International, Inc.

Item 3.01 Unregistered Sales of Equity Securities.

In connection with the Company’s acquisition of the Common Stock of Delta, the Company will issue 32,186,572 shares of restricted Common Stock to American and 30,924,353 shares of restricted Common Stock to the noncontrolling owners of Delta.

Item 5.01 Changes in Control of Registrant.

In connection with the Reverse Merger of Delta and its operating business into a wholly-owned subsidiary of the Company, American and Delta’s noncontrolling shareholders will own 63,784,288 shares or approximately 93.6% of the Company’s shares of Common Stock, and the designees of Delta and American to the Company’s board of directors and the resignation of the Company’s former directors, effective February 8, 2010, will result in a change of control of the Registrant. (Please see Item 5.06 below.)

Item 5.06 Change in Shell Company Status.

In connection with the Reverse Merger of Delta and its operating business into a wholly-owned subsidiary of the Company, the Company has ceased to be a non-operating shell company.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

In this current report we make a number of statements, referred to as “forward-looking statements,” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “ seek, ” “ anticipate, ” “ believe, ” “ estimate, ” “ expect, ” “ intend, ” “ plan, ” “ budget, ” “ project, ” “ may be, ” “ may continue, ” “ may likely result, ” and similar expressions. When reading any forward looking statement, you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, such as those relating to:

•	our ability to successfully sell our products and services to our customers;
•	our ability to attract the qualified personnel to implement our growth strategies;
•	our ability to develop additional sales and marketing capabilities;
•	the accuracy of our estimates and projections;
•	our ability to fund our short-term and long-term financing needs;
•	our ability to gain the necessary regulatory approvals, if applicable, to market our products and services;
•	changes in our business plan and corporate strategies; and
•	other risks and uncertainties discussed in greater detail in the sections of this current report on Form 8-K, including those captioned “ Risk Factors. ”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our Company and our business made elsewhere in this current report, as well as other public reports filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. Unless the context requires otherwise, “Hammonds” “Company,” “Registrant,” “we,” “us,” and “our” and similar terms refer to Hammonds Industries Inc. and our operating subsidiary Delta which we may refer to as “Delta,” “we,” or “us.”

Description of Delta’s Business

Overview

Hammonds Industries, Inc., a Nevada corporation, was incorporated on August 18, 1986 and is publicly traded on the Pinksheets under the symbol "HMDI". The Company was a subsidiary of American until December 31, 2008.

On September 30, 2003, American acquired a 51% interest in Delta Seaboard Well Service, Inc. and a related entity, Seaboard Well Service (collectively "Delta"), both Texas corporations, pursuant to a stock purchase agreement for cash consideration of $1,000,000. American also issued 400,000 shares of series A 5% cumulative redeemable convertible preferred stock ("Series A Preferred Stock") to a creditor of Delta in consideration for the release of the creditor’s interest in certain of Delta's coastal rigs and in satisfaction of certain Delta indebtedness.

On April 16, 2009, Hammonds entered into an Asset Purchase Agreement with FabCorp, Inc., a privately-owned Houston-based manufacturing company, pursuant to which Hammonds sold all of its assets, including all of the shares of its discontinued subsidiaries to a newly formed Texas company, Hammonds Technologies, LLC, a wholly-owned subsidiary of FabCorp, Inc. As a result of the divestiture, Hammonds became a non-operating company.

On February 3, 2010, Hammonds and Delta completed an Agreement, pursuant to which Delta was merged into a wholly-owned subsidiary of the Company in consideration for the agreement to issue of 63,110,925 post-reverse restricted shares of Common Stock to the noncontrolling shareholders of Delta and to American. As a result, the controlling shareholders of Delta will become controlling shareholders of Hammonds, which will result in Delta’s former shareholders owning 93.6% of the Company’s Common Stock.

Delta's Business

Delta's well site services provide a broad range of products and services that are used by oil companies and independent oil and natural gas companies operating in South and East Texas, and the Gulf Coast market. Delta's services include workover services, plugging and abandonment, and well completion and recompletion services. During 2004, Delta combined its Louisiana operations into its Houston operation and facilities and sold three rigs in Louisiana to third parties. Delta continues to own one land-based rig in Louisiana and five land-based rigs in the Gulf Coast region of Texas.

 Well Service Market

Demand for Delta's workover and related services are correlated to the level of expenditures by oil and gas producers, which is a function of oil and gas prices. In general, we expect demand for Delta's services to increase significantly due to expanding activities of oil and gas producers in the United States as a result of the significant increase in energy prices in the U.S. and worldwide. Delta is dependent to a significant degree on the level of development and workover activities in the U.S. Gulf Coast area. Delta faces competition from many larger companies in the U.S. Gulf of Mexico market.

Products and Services

Workover Services. Delta provides workover products and services primarily to customers in the U.S. Gulf Coast market. Workover products and services are used to restore or increase production on a producing well. Workover services are typically used during the well development, production and abandonment stages. Delta's hydraulic workover units are typically contracted on a short-term dayrate basis. As a result, utilization of our workover units varies from period to period and the time to complete a particular service contract depends on several factors, including the number of wells and the type of workover or pressure control situations involved. Usage of our workover units is also affected by the availability of trained personnel. With our current level of trained personnel, we estimate that we have the capability to crew and operate multiple jobs simultaneously.

During 2008, Delta had the opportunity to purchase and import new Chinese Seamless Pipe (OCTG) and make it available to our customers who were drilling and completing new wells in the United States.  These pipe sales generated considerable revenues and profit for Delta for the year ended December 31, 2008.

Competition

Delta believes that it has certain competitive advantages related to cost efficiencies, material coordination, reduced engineering time resulting from its highly experienced staff of toolpushers, field supervisors and operations managers, and its fully integrated operations with cementing and electric wireline operations that include cutting casing and tubing as part of Delta's services. Delta also believes that with the financial resources as a separate public Company and its access to the public capital markets, Delta will be able to pursue strategic acquisitions and enter into ventures that should result in long-term growth and market expansion.

Delta's services are sold in highly competitive markets. The competition in the oil and gas industry could result in reduced profitability or inability to increase market share. In its markets, principally in South and East Texas, and the Gulf Coast, Delta competes principally with the following entities: Tetra Applied Technologies, Key Energy Services, Basic Energy as well as a number of smaller companies. The land drilling service business is highly fragmented and consists of a small number of large companies and many smaller companies. Many of Delta's competitors have greater financial resources than Delta. Delta relies upon the Company's ability to provide working capital and secure debt and/or equity financing in order for Delta to continue to expand its oil and gas well services business and pursue its growth plan in land-based exploration and drilling operations.

We reasonably expect competition to intensify because of the business opportunities presented by the opportunities in the oil and gas industry. In addition, competition may also increase as a result of consolidation. We may be faced with new technological advancements developed by new competitors that change the way the service business of the oil and gas industry operates. In addition, some of our current or future competitors may have longer operating histories, larger customer bases and/or greater marketing resources than we have. Increased competition may result in reduced operating margins, loss of market share and diminished value in our products and services, as well as different pricing, service or marketing decisions.

Government Regulation

The business of Delta is significantly affected by federal, state and local laws and regulations relating to the oil and natural gas industry. Changes in these laws and regulations, including more restrictive administrative regulations and enforcement of these laws and regulations, could significantly affect Delta's business and results of operations. Delta cannot predict future changes in existing laws and regulations or how these changes in laws and regulations may be interpreted or the effect changes in these laws and regulations may have on Delta or its future operations or earnings. Delta cannot predict whether additional laws and regulations will be adopted. Delta depends on the demand for its products and services from oil and natural gas companies. This demand is affected by economic cycles, changing taxes and price and other laws and regulations relating to the oil and gas industry, including those specifically directed to oilfield and offshore operations. The adoption of new laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation could also adversely affect Delta's operations by limiting demand for its products and services. Delta cannot determine the extent to which its future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations or enforcement. Although Delta believes that it is in compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as the adoption of more restrictive environmental laws, regulations and enforcement policies, could result in additional costs or liabilities that Delta cannot currently quantify.

Employees

As of December 31 2009, Delta had 39 employees, including its two executive officers. No employees are covered by a collective bargaining agreement and Delta considers relations with its employees satisfactory.

RISK FACTORS

An investment in our company involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this report, before you make an investment decision with respect to the shares of Common Stock of our Company. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we deem immaterial may also impair our business operations. Any of the following risks could (i) materially adversely affect our business, operating results and financial condition, (ii) cause the trading price of our Common Stock to decline and (iii) cause you to lose all or part of your investment.

Risks related to Delta’s Business

Delta’s operations are materially dependent on levels of oil and gas workover and abandonment activities in the United States

Delta's services include workover services, plugging and abandonment, and well completion and recompletion services. Activity levels for Delta’s oil and gas related services businesses are affected both by short-term and long-term trends in oil and gas prices and supply and demand balance, among other factors. Oil and gas prices and, therefore, the levels of workover and abandonment activities, tend to fluctuate. Demand for Delta's services can vary significantly due to levels of activities of oil and gas producers in the United States which are directly effected by the significant increase in energy prices in the U.S. and worldwide. Delta is dependent to a significant degree on the level of development and workover activities in the U.S. Gulf Coast area.

Any prolonged slowdown of the U.S. economy may contribute to an eventual downward trend in the demand for Delta’s services

Other factors affecting Delta’s oil and gas services business include any decline in production of oil and gas wells in the Texas and Gulf Coast area in which it operates. Delta’s revenues and profitability are particularly dependent upon oil and gas industry activity and spending levels in the Texas and Gulf Coast region. Delta’s operations may also be affected by interest rates and cost of capital, tax policies and overall economic activity. Adverse changes in any of these other factors may depress the levels of well workover and abandonment and result in a corresponding decline in the demand for Delta’s products and services and, therefore, have a material adverse effect on Delta’s revenues and profitability.

Profitability of Delta’s operations is dependent on numerous factors beyond Delta’s control

Delta’s operating results in general, and gross margin in particular, are functions of market conditions and the product and service mix sold in any period. Other factors impact the cost of sales, such as the price of steel, because approximately 75% of Delta’s oil and gas related revenues is from the sale of new drilling pipe and used pipe extracted during Delta’s well plugging business. Competition for pipe which is impacted by the US and worldwide cost of and demand for steel, availability of skilled labor and contract services, shortages in raw materials due to untimely supplies or ability to obtain items at reasonable prices may also continue to affect the cost of sales and the profitability in future periods.

Delta encounters and expects to continue to encounter intense competition in the sale of Delta’s products and services

Delta competes with numerous companies and its services are sold in highly competitive markets. The competition in the oil and gas industry could result in reduced profitability or inability to increase market share. In its markets, principally in South and East Texas, and the Gulf Coast, Delta competes principally with the following entities: Tetra Applied Technologies, Key Energy Services, Basic Energy, which are far larger than Delta, as well as a number of smaller companies. The land drilling service business is highly fragmented and consists of a small number of large companies and many smaller companies. Many of Delta's competitors have greater financial resources than Delta. Many of Delta’s competitors have substantially greater financial and other related resources than us.

Dependence upon major customers for Delta’s workover products and services

Delta provides workover products and services primarily to customers in the U.S. Gulf Coast market. Workover products and services are used to restore or increase production on a producing well. Workover services are typically used during the well development, production and abandonment stages. Delta's hydraulic workover units are typically contracted on a short-term dayrate basis. As a result, utilization of Delta’s workover units varies from period to period and the time to complete a particular service contract depends on several factors, including the number of wells and the type of workover or pressure control situations involved. In 2009, Delta’s largest customers for workover services were Legend Natural Gas, New Century Exploration, Newfield Exploration, The Railroad Commission of Texas and Square Mile Energy.

Delta’s revenues and cash flows from pipe sales are subject to commodity price risk

Approximately 75% of Delta’s oil and gas related revenues is from the sale of pipe; therefore, Delta has increased market risk exposure in the pricing applicable to the costs of steel. Realized pricing is primarily driven by the prevailing worldwide price and demand for steel. The cost of steel has been increasing significantly due to increased world demand generally and from China and India specifically.

Delta’s business involves certain operating risks, and its insurance may not be adequate to cover all losses or liabilities Delta might incur in its operations

Delta’s operations are subject to many hazards and risks, including the following:
-  fires and explosions;
-  accidents resulting in serious bodily injury and the loss of life or property;
-  pollution and other damage to the environment; and
-  liabilities from accidents or damage by our fleet of trucks, rigs and other equipment.

If these hazards occur, they could result in suspension of operations, damage to or destruction of our equipment and the property of others, or injury or death to our or a third party's personnel.

Risks related to government regulation

Delta’s business is significantly affected by federal, state and local laws and regulations relating to the oil and natural gas industry. Changes in these laws and regulations, including more restrictive administrative regulations and stricter enforcement of these laws and regulations, could significantly affect Delta's business and results of operations. Delta cannot predict future changes in existing laws and regulations or how these laws and regulations may be interpreted or the effect changes in these laws and regulations may have on Delta or its future operations and profitability. Delta cannot predict whether additional laws and regulations will be adopted. The adoption of new laws and regulations curtailing exploration and development drilling for oil and natural gas in Delta’s areas of operation could also materially adversely affect Delta's operations by limiting demand for its products and services.

Delta’s workover products and services are subject to and affected by various types of government regulation, including numerous federal and state environmental protection laws and regulations. These laws and regulations are becoming increasingly complex and stringent. Governmental authorities have the power to enforce compliance with these regulations, and violators are subject to civil and criminal penalties, including civil fines, injunctions, or both. Third parties may also have the right to pursue legal actions to enforce compliance. It is possible that increasingly strict environmental laws, regulations and enforcement policies could result in substantial costs and liabilities to Delta and could subject its operations to increased scrutiny.

Delta May Be Unable To Achieve Profitability

Delta incurred a net loss of $1,296,629 during the year ended December 31, 2009 and net income of $117,809 for the year ended December 31, 2008. As of December 31, 2009, Delta's accumulated deficit was $943,285. Delta may continue to incur significant expenditures as we believe Delta will continue to grow and expand to develop new products and services. As a result, Delta will need to generate significant additional revenue to achieve profitability. Delta may not be able to achieve significant revenue growth in the future. Delta's operating results for future periods are subject to numerous uncertainties and Delta may not achieve sufficient revenue to sustain profitability.

Our Quarterly Revenues May Fluctuate Significantly, Our Capital Expenditures Are Based on Estimated Future Revenues, Revenue Shortfall Would Have an Adverse Impact on Our Operating Results.

Because the market we operate and compete in is volatile and rapidly evolving, our future revenue is difficult to forecast. Further, our expense levels are based largely on our expansion plan and estimates of future revenue. We may be unable to adjust our spending to compensate for an unexpected shortfall in revenue. Accordingly, any significant shortfall in revenue relative to our planned expenditures in a particular quarter would harm our results of operations and could lead our stock price to fall sharply, particularly following quarters in which our operating results fail to meet expectations.

Factors that may cause fluctuations in our revenues or operating results on a quarterly basis include the following, some of which are beyond our control:

•       the amount and timing of operating costs and capital expenditures related to the expansion of our business;
•       the impact on our renewal rates caused by our customers’ financial restrictions or a perceived lack of need for our product and services;
•       changes in demand for our products and services due to the announcement or introduction of new products and services or the cancellation of existing products and services by us or our competitors;
•       changes in the pricing of our products and services in light of the services and pricing offered by our competitors;
•       the impact of possible acquisitions or equity investments both on our operations and on our reported operating results due to associated accounting charges; and
•       technical difficulties or service interruptions that significantly harm our ability to deliver our products and services on schedule.

We May Not Be Able to Hire and Retain Qualified Personnel

Our future success depends in large part on our ability to attract, retain and motivate highly skilled employees. Although we believe we provide compensation packages that include competitive salaries, bonus incentives and other employee benefits, we may be unable to retain our key employees or to attract and retain other highly qualified employees in the future. If we are unable to attract or retain key employees, our business would suffer.

We Cannot Predict Our Future Capital Needs And We May Not Be Able To Secure Additional Financing.

We believe that the cash we have on hand will not be sufficient to meet our presently anticipated working capital and capital expenditure requirements for existing operations for the next twelve months, however our belief is based on our operating plan which in turn is based on assumptions, which may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our capital requirements for this period.

Further, we may require additional working capital to support our operations. We expect to raise any required additional funds through public or private equity offerings, debt financings, corporate collaborations, governmental research grants may in some cases be available to us. We may also seek to raise additional capital to fund additional products and services, even if we have sufficient funds for our planned operations.

There can be no assurance that any such required additional funding will be available to us at all or available on terms acceptable to us. Further, we currently have no credit facility or similar financing currently available. And any debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing stockholders will be reduced and our stockholders will experience additional dilution in net tangible book value per share. If adequate funds are not available on acceptable terms, we may be unable to successfully market our products and services, take advantage of future opportunities, repay debt obligations as they become due or respond to competitive pressures, any and all of which would have an adverse effect on our business.

We May Not Be Able to Adapt to Trends In our Industry

We may not be able to adapt our product and services as customer demand or preferences evolves; whether attributable to regulatory constraints, mismanagement or a lack of financial resources or, our failure to respond in a timely manner; to new technologies, customer preferences, changing market conditions or new developments in our industry. Any of the failures to adapt or inabilities described herein or otherwise would have a material adverse effect on our business, prospects, financial condition and results of operations.

We may Encounter Difficulties in Managing Our Growth, Which Would Adversely Affect Our Results of Operations.

If we are successful in growing our business we will need to significantly expand our operations, which could put significant strain on our management and our operational and financial resources. To manage future growth, we will need to hire, train, and manage additional employees. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate, and manage the required personnel. Our failure to manage growth effectively could limit our ability to achieve our goals.

Our success in managing our growth will depend in part on the ability of our executive officers to continue to implement and improve our operational, management, information and financial control systems and to expand, train and manage our employee base, and particularly to attract, expand, train, manage and retain a sales force to market our products on acceptable terms. Our inability to manage growth effectively could cause our operating costs to grow at a faster pace than we currently anticipate, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Factors Related to Ownership of Our Stock

The Company's officers and directors own or control 93.6% of issued shares of Common Stock, a controlling interest in the Company, and thus may influence certain actions requiring stockholder vote.

Pursuant to the Agreement, former members of the Company’s board of directors resigned and five (5) persons designated by American and Delta were appointed as the new board of directors of the Company, which resulted in the change in control of the Company. Pursuant to the Schedule 14C Information Statement and the joint consent of the Company’s board of directors and holders of a majority of the Company’s presently issued and outstanding shares of Common Stock, all of the newly-appointed directors will continue in office at least until the next shareholder meeting is called by the current board of directors. If there is an annual meeting, as a consequence of the controlling interest of the Company's management, it has broad discretion regarding proposals submitted to a vote by shareholders. Accordingly, the Company's existing directors will continue to exert substantial control.

Your Percentage Ownership of our Common Shares will be Diluted by Future Share Issuances

In addition to the issuance of post-reverse shares to American and Delta’s noncontrolling shareholders, to the extent we issue new shares to fund acquisitions, to raise additional capital, to compensate employees and other persons your percentage ownership of our shares will be further diluted.

We Do Not Intend To Pay Future Cash Dividends.

We currently do not anticipate paying cash dividends on our Common Stock at any time in the near future. We may never pay cash dividends or distributions on our Common Stock. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant.

Our Common Stock is Illiquid And Should A Market For Our Securities Develop The Price Of Our Securities May Be Volatile.

Our Common Stock is currently subject to quotation on the Pinksheets and the trading market for our securities may likely remain illiquid. This means that as an investor you will likely have a difficult time selling our Common Stock at market. Furthermore, because of the small amount of shares that will represent the public float, and notwithstanding the Reverse Split of our shares, the market price of our Common Stock may experience significant volatility. Other factors that may contribute to volatility should a market for our Common Stock develop are, our quarterly results, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, changes in general conditions in the economy and general market conditions could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies.

 Future Sales Of Our Common Stock May Depress Our Stock Price.

If our controlling stockholders sell substantial amounts of our Common Stock in the public market following this Reverse Merger or at any time in the future, the market price of our Common Stock could fall. Existing non-affiliate Shareholders, following the implementation of the Reverse Split, will beneficially hold approximately 4,357,962 shares of Common Stock of which approximately 2,657,962 shares are in the public float and are eligible to be sold free of any restrictions. All other shares are “restricted” as defined in Rule 144 under the Securities Act (“Rule 144”). Since the Company has previously been designated a shell company , the restricted shares issued during the Company’s status as shell Company must be held for one year from the date of this filing prior to being eligible to be sold pursuant to Rule 144. The Company can make no prediction as to the effect, if any, that sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

Broker-Dealers may be discouraged from effecting transactions in our Common Stock because they may be considered a “Penny Stock” and are subject to the applicable Penny Stock rules.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. There is currently no established price quotation for our shares, however, we expect that initial quotations will not exceed $5.00 and there is the possibility that the quoted shares price may never exceed $5.00, and that our Common Stock will be deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of the stock and impede the sale of our stock in the secondary market. Specifically, any broker-dealer selling penny stock to anyone other than an established customer or “accredited investor,” generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes appearing elsewhere in this report. The following discussion contains forward-looking statements reflecting our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this report, particularly in the section entitled "Risk Factors" of this annual report.

Recent Developments

Business Combination

On February 3, 2010, Hammonds and Delta completed the Reverse Merger pursuant to which Hammonds, through its wholly-owned subsidiary, Delta Seaboard International, Inc. acquired Delta and agreed to issue 63,110,925 restricted post-reverse shares to the shareholders of Delta. As a result, the controlling shareholders of Delta become the controlling shareholders of Hammonds, which resulted in Delta's former shareholders owning 93.6% of the Company’s Common Stock.

Other Contingencies

In the ordinary course of business, we are involved in legal proceedings regarding contractual and employment relationships, product liability claims, trademark rights, and a variety of other matters. We record contingent liabilities resulting from claims against us, including related legal costs, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. Assessing probability of loss and estimating probable losses requires analysis of multiple factors, including in some cases judgments about the potential actions of third party claimants and courts. Recorded contingent liabilities are based on the best information available and actual losses in any future period are inherently uncertain. If future adjustments to estimated probable future losses or actual losses exceed our recorded liability for such claims, we would record additional charges as other (income) expense, net during the period in which the actual loss or change in estimate occurred. In addition to contingent liabilities recorded for probable losses, we disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will materially exceed the recorded liability. Currently, we do not believe that any of our pending legal proceedings or claims will have a material impact on our financial position or results of operations.

Results of Operations for Delta

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Delta had revenues of $8,789,809 for the year ended December 31, 2009, compared to $19,113,813 in the prior year, or a decrease of $10,324,004, or 54%. The decrease in revenues was due to lower demand for pipe and rig services. For the year ended December 31, 2009, pipe sales represented 47.9% of Delta's revenues, compared to 74.5% for the year ended December 31, 2008.

Operating expenses decreased by $7,703,677, to $9,971,922 for the year ended December 31 2009, representing a decrease of 44%, compared to operating expenses of $17,675,599 for the year ended December 31, 2008. Cost of sales was $3,583,773 for the year ended December 31, 2009, compared to $10,349,744 during the same period in the prior year. The decrease in cost of sales is due primarily to a decrease in pipe sales. Margins for the year ended December 31, 2009 were $5,206,036, or 59%, compared to $8,764,069, or 46%, in the prior year reflecting pricing pressure on Delta's products due to lower demand. Delta's selling general and administrative expenses for the year ended December 31, 2009 were $6,388,149 compared to $7,325,855 in the prior year, representing a decrease of $937,706, or 13%. The decrease is associated with the decline in revenues.

Delta experienced an operating loss of $1,182,113 for the year ended December 31, 2009, compared to operating income of $1,438,214 in the prior year.

Other expenses for the year ended December 31, 2009 were $93,042, compared to $1,370,579 for the same period in the prior year. Other expenses for the year ended December 31, 2008 included the recognition of a loss of $1,450,000 for a lawsuit settlement, offset by the recognition of income from a Texas Emissions Reduction Plan (TERP) grant in the amount of $277,606. Interest expense for the year ended December 31, 2009 was $132,883, compared to $237,419 for the year ended December 31, 2008.

Delta had a net loss of $1,296,629 for the year ended December 31, 2009, compared to net income of $117,809 for the year ended December 31, 2008.

Liquidity and Capital Resources for Delta

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

As of December 31, 2009, Delta had total assets of $6,123,301, consisting primarily of $4,259,250 in current assets and $1,814,026 in property and equipment. As of December 31, 2009, we had $1,280,537 in accounts receivable, and $2,781,346 in inventories.

As of December 31, 2009, Delta had total liabilities of $3,170,801, of which $2,469,720 were current liabilities. As of December 31, 2009, Delta's current liabilities consisted of $606,694 in accounts payable, $120,000 in advances from officers, $103,219 in short-term debt and $1,639,807 in current installments of long-term debt.

Delta had total stockholders’ equity of $2,952,500 as of December 31, 2009.

Net cash provided by operating activities was $656,024 during the year ended December 31, 2009, which was derived from a net loss of $1,296,629, offset by depreciation and amortization expense of $454,094, a decrease in accounts receivable of $1,221,740, and a decrease in prepaid expenses and other current assets of $266,174. Net cash provided by operating activities was $771,102 during the year ended December 31, 2008, which was primarily derived from net income of $117,809, the recognition of a loss of $1,450,000 for a lawsuit settlement, depreciation and amortization expense of $406,403, and a decrease in prepaid expenses and other current assets of $323,663, a decrease in inventories of $980,404, offset by the recognition of income from a Texas Emissions Reduction Plan (TERP) grant in the amount of $277,606 and an increase in accounts receivable of $813,408.

Net cash used by investing activities for the year ended December 31, 2009 was $58,083 compared to net cash provided by investing activities of $15,989 for the year ended December 31, 2008. Net cash used in investing activities for the year ended December 31, 2009 resulted from purchases of property and equipment of $171,207, offset by the receipt of proceeds from notes receivable of $114,009. Net cash provided for the year ended December 31, 2008 primarily resulted from the receipt of $200,000 in proceeds from the sale of drilling rigs, proceeds from notes receivable of $108,016, offset by the purchase of property and equipment for $274,823.

Net cash used in financing activities during the year ended December 31, 2009 was $595,140, due to principal payments on debt and repayments under lines of credit of $715,140, offset by loans from related parties of $120,000. Net cash used in financing activities during the year ended December 31, 2008 was $783,255, due to principal payments on debt and repayments under lines of credit of $3,618,255, dividends paid to American and the noncontrolling interest owners of $480,000, offset by capital contributions of $1,815,000 and proceeds from the issuance of debt of $1,500,000.

Off-Balance Sheet Arrangements

As of December 31, 2009 and 2008, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Description of Properties

Our principal executive offices are located at 601 Cien Street, Suite 235, Kemah, TX, which consist of 1,892 square feet, leased from an unaffiliated third party for $3,476 per month.

At December 31, 2010, Delta's facilities consist of 2,500 square feet of office space and 10,000 square feet of warehouse located in Houston, TX. These facilities were formerly leased by Delta and were acquired by Delta in 2005 from a third party for $850,000. In 2006, these facilities were acquired by American (51%) and Delta's executive officers and owners of the noncontrolling interest of Delta (49%). During the year ended December 31, 2010, American sold its 51% ownership in Delta's facilities to Southwest Gulf Coast Properties, Inc. ("SWGCP"). Subsequently, Wintech Partners, LLC ("Wintech"), a company owned by the noncontrolling interest owners of Delta, acquired this 51% ownership from SWGCP and assumed the note payable. Wintech now owns 100% of Delta's facilities and is responsible for the associated $1,850,000 note payable. American and Wintech entered into a profit sharing agreement in October 2010, whereby American will receive 50% of any profit if the property is sold, based on the sales price for the property less any outstanding balance on the note payable. Delta continues to utilize these facilities and pays a lease to Wintech by paying the interest due on the note payable.

During 2004, Delta consolidated its Louisiana operations and offices into its Houston facilities to create operating efficiencies. Delta has retained a 5,000 square foot office and warehouse facility in Louisiana which is leased from a third party at an annual rental of $18,000.

We believe that our existing facilities are suitable and adequate for our current needs. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

Security ownership of certain beneficial owners. The following table sets forth, as of December 31, 2009, certain information regarding the ownership of the Company’s Common Stock by the Company's directors and officers and each person who is known to the Company to be a beneficial owner of more than 5% of the Company’s shares of Common Stock. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investing power with respect to their shares, except to the extent authority is shared by spouses under applicable community property laws. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Carl Hammonds	17,000,000	34%
7538 Pine Hollow Drive
Humble, TX 77396
American International Industries, Inc.	6,733,631	13%
601 Cien Street, Suite 235
Kemah, TX 77565
Vision Opportunity Master Fund LTD	4,070,400	8%
20 West 55th Street, 5th Floor
New York, NY 10019
All Directors and Officers as a Group (1 person)
(1) Applicable percentage ownership is based on a total of 50,313,257 shares of Common Stock outstanding as of December 31, 2009.

The following table provides the names and addresses of each person known to own directly or beneficially more than 5% of our outstanding Common Stock, following the issuance of shares following the effective date of the Company’s 1 for 10 reverse split (as determined in accordance with Rule 13d-3 under the Exchange Act). All share ownership is adjusted for the 1 for 10 reverse split.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
American International Industries, Inc.	32,859,935	48.2%
601 Cien Street, Suite 235
Kemah, TX 77565
Robert W. Derrick, Jr., President and Director	15,462,176	22.7%
601 Cien Street, Suite 235
Kemah, TX 77565
Ron Burleigh, Vice President and Director	15,462,175	22.7%
601 Cien Street, Suite 235
Kemah, TX 77565
Daniel Dror, CEO and Chairman	-	0%
601 Cien Street, Suite 235
Kemah, TX 77565
Charles R. Zeller, Director	-	0%
601 Cien Street, Suite 235
Kemah, TX 77565
Thomas J. Craft, Jr. Director	-	0%
601 Cien Street, Suite 235
Kemah, TX 77565
All Directors and Officers as a Group (5 persons)	30,924,353	45.4%
(1) Applicable percentage ownership is based on a total of 68,142,250 shares of Common Stock outstanding as of February 3, 2010.

Directors and Executive Officers.

Daniel Dror, 70, was appointed as Chairman of the Board and Chief Executive Officer of the Company on February 8, 2010. Mr. Dror previously served as Chairman of the Board and Chief Executive Officer of the Company, which was formerly a subsidiary of American, from June 2007 until December 31, 2008. Since September 1997, Mr. Dror has served as Chief Executive Office, President and Chairman of American.   From 1994 to 1997, Mr. Dror served as Chairman of the Board and Chief Executive Officer of Microtel International, Inc., a public company. From 1982 until 1993, Mr. Dror served as Chairman of the Board and Chief Executive Officer of Kleer-Vu Industries, Inc., a public company.

Robert W. Derrick, Jr., 50, was appointed to the Board of Directors and as President of the Company on February 8, 2010. Since February 19, 2004 Mr. Derrick has served as a Director of American. Mr. Derrick has served as President of Delta since September 2002 and was Delta's Vice President from December 1989 until September 2002.

Ron Burleigh, 58, was appointed to the Board of Directors and as Vice President of the Company on February 8, 2010. Mr. Burleigh has served as a Director of Delta since September 2002 and was Delta's Vice-President from December 1989 to the present.

Sherry L. McKinzey, 50, was appointed to the board of directors and serves as the CFO of the Company on February 8, 2010. Sherry L. McKinzey has served as Chief Financial Officer of American since June 1, 2007. She served as Chief Financial Officer of Hammonds from June 2007 until December 31, 2008. Ms. McKinzey graduated with a B.S. in Accounting from the University of Alabama and has been a Certified Public Accountant since 1986. She has held positions in both public and industry accounting. Prior to joining American, Sherry worked for El Paso Corporation for 14 years as a supervisor for various accounting departments and as a training and development consultant.

Steven M. Plumb, 51, was appointed to the board of directors on February 8, 2010.  Mr.  Plumb, a CPA licensed in Texas, is a financial manager and senior executive experienced in operations, finance and marketing. Mr. Plumb is the president of Clear Financial Solutions, Inc., a business consulting firm that assists public and private companies with financing, operations improvement, outsourced CFO services, SEC reporting, mergers and acquisitions, and financial analysis. Mr. Plumb has served as the CFO of several public companies, including Striker Oil & Gas, Inc., Hyperdynamics Corp., Oncolin Therapeutics, Inc., Bluegate Corp., and Adventrx Pharmaceuticals. Prior to starting his own consulting firm, Mr. Plumb served as the Chief Financial Officer of DePelchin Children's Center, and as controller of Memorial City Rehabilitation Hospital in Houston, Texas. Mr. Plumb is a former auditor and consultant with KPMG. Mr. Plumb earned his BBA degree in accounting from the University of Texas at Austin.

Executive Compensation.

		Annual Compensation			Long-term Compensation Awards
				Other
				Annual	Stock	Warrant	Total
		Salary	Bonus	Compensation	Award(s)	Award(s)	Compensation
Name and Principal Position	Year	($)	($)	($)	($) (1)	($)	($)
Daniel Dror, CEO	2009	-	-	-	-	-	-
Robert W. Derrick, Jr., President of Delta	2009	145,625	25,000	3,000 (1)	-	-	173,625
Ron Burleigh, Vice President of Delta	2009	111,638	25,000	36,987 (2)	-	-	173,625
(1) Represents payments for 401-K matching for Mr. Derrick.
(2) Represents payments for personal insurance premiums for Mr. Burleigh in the amount of $36,987.

Option Grants in Last Fiscal Year

There were no options, restricted stock, or restricted stock units granted to the Named Executive Officers during fiscal year 2009. The Company has no arrangement with any of its Named Executive Officers, employees, consultants or other persons, which results or will result from the change of control of the Company

Directors

We currently have one non-employee director and no additional compensation is currently paid to any director.

Certain Relationships and Related Transactions, and Director Independence.

A relationship exists by and between American and Daniel Dror, Sherry McKinzey and Charles R. Zeller who are also officer and/or directors of American, the controlling shareholder of the Company.

Director Independence

The Company is currently traded on the Pinksheets. The Pinksheets does not have any director independence requirements. At present, the Company’s independent member of the board of directors is Steven M. Plumb.

Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Legal Proceedings.

We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future. We are not aware of any proceeding to which any of our directors, officers, affiliates or security holders are a party adverse to us or have a material interest adverse to us.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The Company’s Common Stock is traded on the Pinksheets under the symbol HMDI. However there is not an established public liquid trading market for the Company’s Common Stock. For the periods indicated, the following table sets forth the high and low bid prices per share of Common Stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.  The below prices have not been adjusted to reflect the 1 for 10 reverse stock split, resulting from the reverse merger of Delta into Hammonds.

	Fiscal 2009		Fiscal 2008		Fiscal 2007
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.21	$0.005	$0.51	$0.30	$0.35	$0.20
Second Quarter ended June 30	$0.10	$0.001	$0.50	$0.22	$0.44	$0.20
Third Quarter ended September 30	$0.04	$0.001	$0.43	$0.15	$0.75	$0.21
Fourth Quarter ended December 31	$0.30	$0.001	$0.30	$0.15	$0.60	$0.29

Holders. There are approximately 200 shareholders of record of the Company’s Common Stock.

Penny Stock Considerations. Our Common Stock will be considered a “penny stock” as defined in certain rules under the Exchange Act. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. In general, a security which is not quoted on NASDAQ or has a market price of less than $5 per share where the issuer does not have in excess of $2,000,000 in net tangible assets is considered a penny stock. The Commission’s Rule 15g-9 regarding penny stocks imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Thus, the rules affect the ability of broker-dealers to sell our Common Stock should they wish to do so because of the adverse effect that the rules have upon liquidity of penny stocks. Unless the transaction is exempt under the rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, various state securities laws impose restrictions on transferring penny stocks.

Preferred Stock. We have authorized preferred stock consisting of 5,000,000 shares par value $0.0001 per share. At December 31, 2009, we had 3,769,626 shares of preferred stock issued and outstanding.

Dividends. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plans. The Company does not presently have any equity compensation plans.

Recent Sales of Unregistered Securities.

The Company, in consideration of its acquisition of Delta through its wholly-owned subsidiary Delta Seaboard International, Inc. has agreed to issue 63,110,925 post-reverse shares of its Common Stock to the former shareholders of Delta after the Company completes its one-for-ten (1:10) Reverse Split.

 Description of Registrant’s Securities to be Registered.

Authorized Capital Stock

We have authorized capital stock consisting of 195,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”). As of February 3, 2010, we had 68,142,250 shares of Common Stock issued and outstanding.

Common Stock

The holders of Common Stock are entitled to be informed on all matters to be voted on by stockholders with voting shares, including elections of directors, and the holders of such shares currently possess all voting power. The holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefore. In the event of our dissolution, liquidation or winding up, holders of our shares of Common Stock will be entitled to receive, pro rata, all assets available for distribution to such holders after payment of all liabilities, subject to prior rights of any outstanding preferred stock. The holders of our Common Stock have no preemptive rights to purchase newly issued securities.

The Company’s Common Stock is quoted on the Pinksheets under the symbol “HMDI”.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, which may be divided into series and with preferences, limitations, and relative rights as determined by our Board of Directors.

Indemnification of Directors and Officers.

Section 78.7502 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

Financial Statements and Supplementary Data.

Not Applicable to Smaller reporting Companies.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Financial Statements and Exhibits.

(a) Financial Statements of business acquired.

The required financial statements of Delta Seaboard Well Service, Inc. for the periods specified in Rule 3-05(b) of Regulation S-X are included herein. This Current Report includes the audited financial statements for the years ended December 31, 2009 and 2008 and unaudited pro forma financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Delta Seaboard Well Service, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Delta Seaboard Well Service, Inc. as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Seaboard Well Service, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 31, 2011

DELTA SEABOARD WELL SERVICE, INC.
Balance Sheets

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$27,086	$24,285
Trading securities	10,080	1,584
Accounts receivable, less allowance for doubtful accounts
of $208,130 and $125,791, respectively	1,280,537	2,502,277
Current portion of notes receivable	-	114,009
Inventories	2,781,346	588,061
Deposits for pipe inventory purchases	-	2,221,932
Prepaid expenses and other current assets	160,201	142,524
Total current assets	4,259,250	5,594,672

Property and equipment, net of accumulated depreciation and amortization	1,814,026	1,925,120
Other assets	50,025	251,817
Total assets	$6,123,301	$7,771,609
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$606,694	$647,085
Advances from officers	120,000	-
Short-term notes payable	103,219	1,213,332
Current installments of long-term debt	1,639,807	1,457,968
Total current liabilities	2,469,720	3,318,385

Long-term debt, less current installments	701,081	204,095
Total liabilities	3,170,801	3,522,480

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, no par value, authorized 1,425 shares;
1,425 shares issued and outstanding	3,895,785	3,895,785
Accumulated earnings (deficit)	(943,285)	353,344
Total stockholders' equity	2,952,500	4,249,129
Total liabilities and stockholders' equity	$6,123,301	$7,771,609
The accompanying notes are an integral part of these financial statements.

DELTA SEABOARD WELL SERVICE, INC.
Statements of Operations

	Year Ended December 31,
	2009	2008

Revenues	$8,789,809	$19,113,813

Costs and expenses:
Cost of sales	3,583,773	10,349,744
Selling, general and administrative	6,388,149	7,325,855
Total operating expenses	9,971,922	17,675,599

Operating income (loss)	(1,182,113)	1,438,214

Other income (expenses):
Interest and dividend income	2,878	9,232
Lawsuit settlement	-	(1,450,000)
Unrealized gains (losses) on trading securities	7,612	(12,405)
Interest expense	(132,883)	(237,419)
Texas Emissions Reduction Plan Grant	-	277,606
Other income	29,351	42,407
Total other expense	(93,042)	(1,370,579)

Income (loss) before income tax	(1,275,155)	67,635
Income tax expense (benefit)	21,474	(50,174)
Net income (loss)	$(1,296,629)	$117,809

Net income (loss) per common share - basic and diluted	$(909.92)	$82.67
Weighted average common shares - basic and diluted	1,425	1,425
The accompanying notes are an integral part of these financial statements.

DELTA SEABOARD WELL SERVICE, INC.
Statements of Changes in Stockholders' Equity
Years Ended December 31, 2009 and 2008

				Total
	Common Stock		Accumulated	Stockholders'
	Shares	Amount	Earnings (Deficit)	Equity
Balance, December 31, 2007	1,425	$2,080,785	$715,535	$2,796,320
Cash dividends	-	-	(480,000)	(480,000)
Capital contributions	-	1,815,000	-	1,815,000
Net income	-	-	117,809	117,809
Balance, December 31, 2008	1,425	3,895,785	353,344	4,249,129
Net loss	-	-	(1,296,629)	(1,296,629)
Balance, December 31, 2009	1,425	$3,895,785	$(943,285)	$2,952,500

The accompanying notes are an integral part of these financial statements.

DELTA SEABOARD WELL SERVICE, INC.
Statements of Cash Flows

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(1,296,629)	$117,809
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Delta lawsuit settlement	-	1,450,000
Depreciation and amortization	454,094	406,403
Unrealized (gains) losses on trading securities	(7,612)	12,405
Texas Emissions Reduction Plan Grant	-	(277,606)
Change in operating assets and liabilities:
Accounts receivable	1,221,740	(813,408)
Inventories	28,648	980,404
Deposits for pipe inventory purchases	-	(1,391,932)
Prepaid expenses and other current assets	266,174	323,663
Other assets	30,000	(30,000)
Accounts payable and accrued expenses	(40,391)	(6,636)
Net cash provided by operating activities	656,024	771,102

Cash flows from investing activities:
Purchase of trading securities	(885)	(4,815)
Purchase of property and equipment	(171,207)	(274,823)
Proceeds from sale of property	-	-
Proceeds from sale of drilling rigs	-	200,000
Investment in rigs held for sale	-	(12,389)
Proceeds from notes receivable	114,009	108,016
Net cash provided by (used in) investing activities	(58,083)	15,989

Cash flows from financing activities:
Capital contributions	-	1,815,000
Dividends paid	-	(480,000)
Loans from related parties	120,000	-
Proceeds from issuance of debt	-	1,500,000
Net repayments under lines of credit agreements and short-term notes	(9,199)	(497,524)
Principal payments on debt	(705,941)	(3,120,731)
Net cash used in financing activities	(595,140)	(783,255)

Net increase in cash and cash equivalents	2,801	3,836
Cash and cash equivalents at beginning of year	24,285	20,449
Cash and cash equivalents at end of year	$27,086	$24,285

Supplemental schedule of cash flow information:
Interest paid	$132,883	$237,419
Taxes paid	$-	$32,245
Non-cash investing and financing transactions:
Note payable assumed for inventory purchases	$-	$830,000
Receipt of pipe inventory for prepaid deposits	$1,336,244	$-
Finance of prepaid insurance	$283,851	$344,163
TERP assets placed in service	$171,793	$-
Note payable assumed for lawsuit settlement	$-	$1,450,000
The accompanying notes are an integral part of these financial statements.

 DELTA SEABOARD WELL SERVICE, INC.
Notes to the Financial Statements

Note 1 - Summary of Significant Accounting Policies

Organization, Ownership and Business

Delta Seaboard Well Service, Inc. ("Delta"), a Texas corporation, is a 51% owned subsidiary of American International Industries, Inc. ("American") (OTCBB:  AMIN).  Delta is managed by Robert W. Derrick, Jr. and Ron Burleigh, who are Delta's executive officers and owners of the remaining 49% interest in Delta.  Delta was founded in 1958 in Houston, Texas.  Delta's well site services provide a broad range of products and services that are used by oil companies and independent oil and natural gas companies operating in South and East Texas, and the Gulf Coast market. Delta's services include workover services, plugging and abandonment, and well completion and recompletion services.

Cash and Cash-Equivalents

Delta considers cash and cash-equivalents to include cash on hand and certificates of deposits with banks with an original maturity of three months or less, that Delta intends to convert.

Accounts Receivable

Accounts receivable consist primarily of trade receivables, net of a valuation allowance for doubtful accounts.

Allowance for Doubtful Accounts

Delta extends credit to customers and other parties in the normal course of business. Delta regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, Delta makes judgments regarding its customers' ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. When Delta determines that a customer may not be able to make required payments, Delta increases the allowance through a charge to income in the period in which that determination is made.

Inventories

Inventories are valued at the lower-of-cost or market on a first-in, first-out basis. Delta assesses the realizability of its inventories based upon specific usage and future utility. A charge to income is taken when factors that would result in a need for a reduction in the valuation, such as excess or obsolete inventory, are noted.

Freight and Shipment Policy

Delta's policy is to expense all freight and shipment expenses as incurred.

Investment Securities

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Debt securities for which Delta does not have the intent or ability to hold to maturity and equity securities not classified as trading securities are classified as available-for-sale. The cost of investments sold is determined on the specific identification or the first-in, first-out method. Trading securities are reported at fair value with unrealized gains and losses recognized in earnings, and available-for-sale securities are also reported at fair value but unrealized gains and losses are shown in the caption "unrealized gains (losses) on shares available-for-sale" included in stockholders' equity. Management determines fair value of its investments based on quoted market prices at each balance sheet date.

Property and Equipment

Assets acquired in the normal course of business are recorded at original cost and may be adjusted for any additional significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of other income or expense.

Revenue Recognition

Revenue is recognized when the earning process is completed, the risks and rewards of ownership have transferred to the customer, which is generally the same day as delivery or shipment of the product, the price to the buyer is fixed or determinable, and collection is reasonably assured. Delta receives purchase orders for all of its service work and related pipe sales. All sales are recorded when the work is completed or when the pipe is sold.  Taxes assessed by a governmental authority that are incurred as a result of a revenue transaction are not included in revenues. Delta has no significant sales returns or allowances.

Income Taxes

Delta is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized. Interest and penalties associated with income taxes are included in selling, general and administrative expense.

Delta evaluates the tax benefits from uncertain positions and determines if it is "more likely than not" that the position is sustainable, based upon its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. As of December 31, 2009, Delta had not recorded any tax benefits from uncertain tax positions.

Advertising Costs

The cost of advertising is expensed as incurred.

Management's Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Delta utilizes the fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2
Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3
Unobservable inputs reflecting Delta's own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Delta believes that the fair value of its financial instruments comprising cash, accounts receivable, notes receivable, accounts payable, and notes payable approximate their carrying amounts.  The interest rates payable by Delta on its notes payable approximate market rates.  The fair values of Delta's Level 1 financial assets, trading securities that primarily include shares of common stock in various companies, are based on quoted market prices of the identical underlying security.  As of December 31, 2009, Delta did not have any significant Level 2 or 3 financial assets or liabilities.  The following table provides fair value measurement information for Delta's trading securities:

	As of December 31, 2009
			Fair Value Measurements Using:
	Carrying Amount	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Trading Securities	$10,080	$10,080	$10,080	$-	$-

Subsequent Events

Delta has evaluated all subsequent events from December 31, 2009 through the issuance date of the financial statements.

On February 3, 2010, the Company and Delta completed the reverse merger pursuant to which Delta was merged with and into Hammonds. In connection with the Reverse Merger of Delta into a wholly-owned subsidiary of the Company, following the effective date of the Reverse Split, the Company intends to issue shares of Common Stock to the present stockholders of Delta as follows: (i) 22,186,572 post-Reverse Split shares in consideration for American’s 51% equity ownership of Delta, and 10,000,000 post-Reverse Split shares in consideration for American converting $872,353 in principal and accrued interest of debt payable by the Company to American; (ii) a total of 21,316,510 shares to Robert W. Derrick, Jr., a newly appointed director of the Company as well as Delta’s president and a director of American and Ron Burleigh, a newly-appointed director of the Company as well as Delta’s vice president, in consideration for their 49% equity ownership of Delta; and (iii) 9,607,843 post-Reverse Split shares in consideration for Messrs. Derrick and Burleigh extending their employment agreements for five years in addition to the balance of their current employment agreements. Following the Reverse Split and Reverse Merger, American will own 32,859,935 shares of Common Stock, representing 48.2% of the Company’s total outstanding shares and Messrs. Derrick and Burleigh, the owners of the noncontrolling interest in Delta, will own 30,924,353 shares of Common Stock, representing 45.4% of the Company’s total outstanding shares. All other stockholders of the Company will own 4,357,962 shares of Common Stock, representing 6.4% of the Company’s total 68,142,250 outstanding shares.

New Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168” or ASC 105-10). SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009, and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact Delta's results of operations or financial condition. The Codification did not change GAAP; however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. Delta implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

In addition to the pronouncement noted above, there were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

Note 2 - Inventory and Deposits for Pipe Inventory Purchases

Inventories consisted of the following:

	December 31, 2009	December 31, 2008
Finished goods	$2,781,346	$588,061
Less reserve	-	-
	$2,781,346	$588,061

At December 31, 2008, Delta had cash deposits of $2,221,932 for pipe inventory purchases that were received during the year ended December 31, 2009.

Note 3 - Long-term Notes Receivable

Long-term notes receivable consists of the following:

	December 31, 2009	December 31, 2008
Unsecured note receivable for sale of drilling rig, principal and interest due monthly through December 31, 2009	$-	$114,009
Subtotal	-	114,009
Less current portion	-	(114,009)
Long-term notes receivable	$-	$-

Interest income on notes receivable is recognized principally by the simple interest method.  During the years ended December 31, 2009 and 2008, Delta recognized interest income of $2,878 and $9,232, respectively.

Note 4 - Property and Equipment

Major classes of property and equipment together with their estimated useful lives, consisted of the following:

	Years	December 31, 2009	December 31, 2008
Building and improvements	20	$44,558	$9,863
Machinery and equipment	7-15	3,171,901	2,867,157
Office equipment and furniture	7	135,160	135,160
Automobiles	5	745,712	742,151
		4,097,331	3,754,331
Less accumulated depreciation and amortization		(2,283,305)	(1,829,211)
Net property and equipment		$1,814,026	$1,925,120

During the year ended December 31, 2009, $171,793 of equipment that was classified as other assets as of December 31, 2008, was placed in service and reclassified to property and equipment. Depreciation expense for the years ended December 31, 2009 and 2008 was $454,094 and $406,403, respectively.

Note 5 - Short-term Notes Payable
	December 31, 2009	December 31, 2008
Delta lawsuit settlement with no interest, principal due in monthly payments of $25,000 through August 1, 2009	$-	$175,000
Insurance note payable with interest at 5.24%, principal and interest due in monthly payments of $31,288 through May 1, 2009	-	125,150
Note payable with interest at 6%, principal and interest due monthly, with a balloon payment due in April 2009	-	913,182
Insurance note payable with interest at 4.99%, principal and interest due in monthly payments of $25,805 through May 1, 2010	103,219	-
	$103,219	$1,213,332

At December 31, 2009 and December 31, 2008, the average annual interest rates of our short-term borrowings were approximately 4.99% and 5.91%, respectively.

Note 6 - Advances from Officer

Delta periodically receives advances from an officer to fund operating expenses.  These advances are non-interest bearing and are due on demand.  At December 31, 2009, the balance due on the advances was $120,000.

Note 7 - Long-term Debt

Long-term debt consisted of the following:
	December 31, 2009	December 31, 2008
Note payable to a bank, which allows Delta to borrow up to $2,000,000, due in monthly payments of interest only, with interest at prime floating rate, with the principal balance due in June 2009, secured by assets of Delta. (a)	$1,369,907	$1,379,106
Note payable due in monthly payments of $19,373, including interest at 6%, through March 2013, secured by assets of Delta	761,982	-
Note payable to a bank, due in monthly payments of $6,120, including interest at 8.25%, through August 9, 2012, secured by assets of Delta.	174,990	226,929
Other secured notes with various terms	34,009	56,028
	2,340,888	1,662,063
Less current portion	(1,639,807)	(1,457,968)
	$701,081	$204,095

(a) Delta's line of credit with the bank has historically been renewed prior to the due date for a period of 18 to 24 months.   This line of credit has been extended through April 2011.  Management plans to renew this line of credit upon expiration.

Principal repayment provisions of long-term debt are as follows at December 31, 2009:

2009	$1,639,807
2010	286,413
2011	264,888
2012	149,780
Total	$2,340,888

Note 8 - Concentration of Credit Risk

Trade accounts receivable subject Delta to the potential for credit risk with customers in the retail and distribution sectors. To reduce credit risk, Delta performs ongoing evaluations of its customer’s financial condition but generally does not require collateral. As of and during the year ended December 31, 2009, Delta had one customer that accounted for 11% of revenues, one customer that accounted for 19% of trade accounts receivable, one customer that accounted for 11% of trade accounts receivable, and one customer that accounted for 10% of trade accounts receivable.  As of and during the year ended December 31, 2008, Delta had one customer that accounted for 27% of revenues and 21% of trade accounts receivable, one customer that accounted for 11% of trade accounts receivable, and one customer that accounted for 12% of revenues.

Note 9 - Texas Emissions Reduction Plan Grant

Delta is the recipient of a Texas Emissions Reduction Plan ("TERP") grant from the Texas Commission on Environmental Quality in the amount of $1,157,273. TERP is a comprehensive set of incentive programs aimed at improving air quality in Texas. Through this grant, Delta’s rig engines are being replaced with engines certified to emit 25% less nitrogen oxide (“NOx”) than required under the current federal standard for the horsepower of the engines. The old engines must be destroyed or rendered permanently inoperable.

International Accounting Standard No. 20 (IAS 20): Accounting for Government Grants and Disclosure of Government Assistance provides guidance on recognizing, measuring and disclosing government grants, which requires that grants related to assets be presented in the balance sheet either by setting up the grant as deferred income or by deducting the grant in arriving at the carrying amount of the asset. However, IAS 20 is under review because it is inconsistent with the "Framework" for International Accounting Standards. The "Framework" states that "Income is increases in economic benefits during the accounting period in the form of inflows or enhancements of assets . . ., other than those relating to contributions from equity participants." The International Accounting Standards Board (IASB) noted that recognizing an amount in the balance sheet as a deferred credit is inconsistent with the "Framework" in that the entity has no liability. The IASB has decided to replace the guidance in IAS 20 for accounting for government grants with the guidance in IAS 41: Agriculture. Also, the IASB noted that SFAS No. 116: Accounting for Contributions Received and Contributions Made, while exempting government grants to business entities from its scope, provides an accounting model that can be applied to government grants and that is consistent with the "Framework." In both IAS 41 and SFAS No. 116, the guidance calls for establishing an asset and recording the grant (contribution) as income. Delta applied this guidance and during the year ended December 31, 2008, Delta increased machinery and equipment and other assets in the amounts of $229,381 and $48,225, respectively, and recognized other income for this grant in the amount of $277,606.

TERP grant recipients are required to monitor and track the total NOx emission reductions and cost-effectiveness. The grant contract includes provisions for the return of a prorated share of the grant if the NOx emission reductions originally projected are not achieved. Delta has not recorded any liabilities in connection with this matter because management has determined that return of any grant receipts is not likely. Based on the advice of the State of Texas authorities who administer the grant, the taxability of this grant has not been determined and the advice of the Internal Revenue Service has been inconsistent. Delta is still determining the effect this will have, but believes it will not materially affect Delta because of the tax loss carryforwards explained in note 10 below.

Note 10 - Income Taxes

The components of the income tax provision (benefit) for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Current:
Federal	$-	$(66,516)
State	21,474	16,342
Total current	21,474	(50,174)

Deferred:
Federal	-	-
State	-	-
Total deferred	-	-

Total income tax provision (benefit)	$21,474	$(50,174)

The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 2009 and 2008:

	2009	2008
Income tax expense (benefit) computed at statutory rate	$(433,553)	$22,996
Meals and entertainment	5,395	4,875
Other	123	1,631
Change in valuation allowance	428,035	(29,502)
Refund for taxes	-	(66,516)
Texas Margin Tax	21,474	16,342
	$21,474	$(50,174)

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liabilities. Significant components of the deferred tax asset and liability as of December 31, 2009 and 2008 are set out below:

	2009	2008
Deferred Tax Assets:
Net operating loss carryforward	$458,840	$-
Book depreciation in excess of tax	56,430	101,893
Other	2,951	4,869
Total deferred tax assets	518,221	106,762

Deferred Tax Liabilities:
Unrealized gains on trading securities	(2,588)	-
Total deferred tax liabilities	(2,588)	-

Valuation allowance	(515,632)	(106,762)
Net deferred tax asset	$-	$-

Delta has loss carryforwards totaling $1,349,528 available at December 31, 2009 that may be offset against future taxable income.  If not used, the carryforwards will expire as follows:

Operating Losses
Amount	Expires
$1,349,528	2029

Note 10 - Commitments and Contingencies

Delta’s president and vice president entered into an employment agreement that provides for an annual base salary of $150,000 each, however, for the years ended December 31, 2009 and 2010, they agreed to an annual salary reduction to $110,000 due to the decline in the economy and reduced revenues.

On July 23, 2008, Delta Seaboard Well Service, Inc., our 51% owned subsidiary negotiated a settlement in the Fort Apache Energy, Inc. v. Delta Seaboard Well Service, Inc. lawsuit for $1,450,000. Delta partially recovered this loss through insurance as described below.

Delta Seaboard Well Service, Inc. v. Houstoun, Woodard, Eason, Gentle Tomforde and Anderson, Inc., D/B/A Insurance Alliance and Robert Holman (“Broker Lawsuit”). On February 19, 2010, Delta settled its claims in the Broker Lawsuit and received $700,000.

Delta is a co-defendant in a personal injury lawsuit, Karen Duke and as next friend of her minor son, George Duke v. Delta Seaboard Well Service, Inc. and Jimmy Newcomb. This lawsuit arises out of a motor vehicle accident that occurred on July 31, 2006. The plaintiffs are claiming an unspecified amount of claimed actual and consequential economic damages (for medical expenses and lost wages / diminished earnings capacity), plus an unspecified amount of claimed damages for their alleged “pain & suffering.” This case went to trial and the jury rendered a verdict on September 17, 2009, awarding the plaintiff $263,410 plus court costs in damages. On February 22, 2010, the trial judge entered a $269,138 judgment in favor of the plaintiffs. The attorneys plan a motion for a new trial. Delta has liability insurance policy with applicable policy limits of $1,000,000. Management believes that Delta has a more than adequate amount of available liability insurance coverage to fund any judgment that might be entered. Delta intends to vigorously defend this case. An evaluation of the outcome of this case cannot be made at this time. Delta expects to prevail in these matters and has not recorded any liabilities in connection with this lawsuit.

Delta is the recipient of a TERP grant from the Texas Commission on Environmental Quality in the amount of $1,157,273, of which $781,728 has been recognized through December 31, 2009. TERP grant recipients are required to monitor and track the total NOx emission reductions and cost-effectiveness. The grant contract includes provisions for the return of a prorated share of the grant if the NOx emission reductions originally projected are not achieved. American has not recorded any liabilities in connection with this matter because management has determined that return of any grant receipts is not likely.

Delta leases space under a commercial lease which expires in 2011. Future minimum lease payments are as follows:

Year December 31,	Amount
2010	$111,000
2011	55,500
$166,500

Note 12 – Stockholders’ Equity

During the year ended December 31, 2008, Delta paid cash dividends of $244,800 to its parent, American, and $235,200 to its other shareholders.  Also, cash payments were made on Delta’s behalf and recorded as contributions of $925,650 and $889,350 from its parent and other shareholders, respectively, to assist with some of the lawsuit settlement payments and for the purchase of pipe inventory.

Note 13 - Subsequent Events

On July 23, 2008, Delta Seaboard Well Service, Inc., our wholly-owned subsidiary negotiated a settlement in the Fort Apache Energy, Inc. v. Delta Seaboard Well Service, Inc. lawsuit for $1,450,000. Delta partially recovered this loss through insurance in Delta Seaboard Well Service, Inc. v. Houstoun, Woodard, Eason, Gentle Tomforde and Anderson, Inc., D/B/A Insurance Alliance and Robert Holman (“Broker Lawsuit”). On February 19, 2010, Delta settled its claims in the Broker Lawsuit and received $700,000, which is included in other income for the year ended December 31, 2010.

During the year ended December 31, 2010, Delta issued 200,000 restricted shares of common stock as stock-based compensation at a cost of $11,000. John W. Stump III and Richard C. Richardson, two former officers of Hammonds, each received 100,000 restricted shares of common stock in connection with a settlement and release agreement.

On January 4, 2011, Delta issued 2,550,000 restricted shares of common stock for services valued at $127,500.

ProForma Financial Information
(Unaudited)

The following selected unaudited pro forma financial information is based on the historical financial statements of Hammonds Industries, Inc. (“Hammonds”) and Delta Seaboard Well Service, Inc. (“Delta”) and has been prepared to illustrate the effect of Delta’s reverse acquisition of Hammonds.  The unaudited pro forma information has been prepared treating the transaction as a reverse merger whereby Delta is the acquirer for accounting purposes.  The pro forma balance sheet gives effect to the merger as if it occurred on December 31, 2009.  The pro forma statement of operations gives effect to the merger as if it occurred at the beginning of the period.

The pro forma information presented may not be indicative of the financial position or results of operations had the transaction been completed at December 31, 2009 or at the beginning of the  period presented, nor is it indicative of the future financial position or results of the combined entity.

HAMMONDS INDUSTRIES, INC.
Proforma Combined Balance Sheet
December 31, 2009 (Unaudited)
	Hammonds Industries, Inc.	Delta Seaboard Well Service, Inc.	Proforma Adjustments		Proforma Combined
Assets
Current assets:
Cash and cash equivalents	$-	$27,086	$-		$27,086
Trading securities	-	10,080	-		10,080
Accounts receivable, less allowance for	-		-
doubtful accounts of $208,130	-	1,280,537	-		1,280,537
Current portion of notes receivable	-		-
Inventories	-	2,781,346	-		2,781,346
Deposits for pipe inventory purchases	-	1,336,244	-		1,336,244
Prepaid expenses and other current assets	-	160,201	-		160,201
Total current assets	-	4,259,250	-		4,259,250

Property and equipment, net of accumulated depreciation and amortization	-	1,814,026	-		1,814,026
Other assets	-	50,025	-		50,025
Total assets	$-	$6,123,301	$-		$6,123,301
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$709,551	$606,694	$(70,289)	(2)	$1,245,956
Advances from officers	-	120,000	-		120,000
Short-term notes payable	802,063	103,219	(802,063)	(2)	103,219
Current installments of long-term debt	-	1,639,807	-		1,639,807
Total current liabilities	1,511,614	2,469,720	(872,352)		3,108,982

Long-term debt, less current installments	-	701,081	-		701,081
Total liabilities	1,511,614	3,170,801	(872,352)		3,810,063

Commitments and contingencies	-	-	-		-

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, authorized 5,000,000 shares:
3,769,626 issued and outstanding	377	-	-		377
Common stock, $0.0001 par value, authorized 195,000,000 shares:
68,142,250 issued and outstanding	5,032	-	(4,529)	(1)	6,815
			1,000	(2)
			4,351	(3)
			961	(4)
Additional paid-in capital	15,747,129	3,895,785	4,529	(1)	4,249,343
			871,352	(2)
			(4,351)	(3)
			846,789	(4)
			(17,111,890)	(5)
Accumulated deficit	(17,264,152)	(943,285)	(847,750)	(4)	(1,943,297)
			17,111,890	(5)
Total stockholders' equity (deficit)	(1,511,614)	2,952,500	872,352		2,313,238
Total liabilities and stockholders' equity (deficit)	$-	$6,123,301	$-		$6,123,301

(1) To record the one for 10 (1:10) reverse split.
(2) To record the issuance of 10,000,000 post-Reverse Split common shares at fair value of $0.087 per share in consideration for the conversion of the principal and interest on debt payable by the Company to American in the amount of $872,352.
(3) To record the issuance of 22,186,572 post-Reverse Split shares of common shares at fair value of $0.087 to American in consideration for its 51% interest in Delta and 21,316,510 post-Reverse Split shares of common shares at fair value of $0.087 to Rob W. Derrick, Jr. and Ron Burleigh in consideration for their 49% interest in Delta.
(4) To record the issuance of 9,607,843 post-Reverse Split shares at fair value of $0.087 per share in consideration for the five year extension of the employment agreements with Delta of Rob W. Derrick, Jr., Director and President, and Ron Burleigh, Director and Vice President.
(5) To eliminate accumulated deficit of Hammonds.

HAMMONDS INDUSTRIES, INC.
Proforma Combined Statement of Operations For the year ended December 31, 2009 (Unaudited)

	Hammonds Industries, Inc.	Delta Seaboard Well Service, Inc.	Proforma Adjustments		Proforma Combined

Revenues	$-	$8,789,809	$-		$8,789,809

Costs and expenses:
Cost of sales	-	3,583,773			3,583,773
Selling, general and administrative	92,612	6,388,149	847,750	(1)	7,328,511
Total operating expenses	92,612	9,971,922	847,750		10,912,284

Operating loss	(92,612)	(1,182,113)	(847,750)		(2,122,475)

Other income (expenses):
Interest and dividend income	-	2,878	-		2,878
Unrealized gains (losses) on trading securities	-	7,612	-		7,612
Interest expense	(37,855)	(132,883)	-		(170,738)
Other income	-	29,351	-		29,351
Total other expense	(37,855)	(93,042)	-		(130,897)

Loss before income tax	(130,467)	(1,275,155)	(847,750)		(2,253,372)
Income tax expense	-	21,474	-		21,474
Loss from continuing operations, net of income taxes	$(130,467)	$(1,296,629)	$(847,750)		$(2,274,846)
Loss from discontinued operations, net of income taxes	(712,033)	-	-		(712,033)
Net loss	(842,500)	(1,296,629)	(847,750)		(2,986,879)

Preferred dividends:
Regular dividends	(240,000)	-	-		(240,000)
Net loss applicable to common shareholders	$(1,082,500)	$(1,296,629)	$(847,750)		$(3,226,879)

Net loss per common share - basic and diluted:
Continuing operations	$(0.08)	$-	$-		$(0.01)
Discontinued operations	(0.14)	-	-		(0.04)
Total	$(0.22)	$-	$-		$(0.05)

Weighted average common shares - basic and diluted	5,031,326	-	63,110,924		68,142,250

(c) Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
2.0	Reverse Merger Agreement between the Company and Delta Seaboard Well Service, Inc. dated August 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

By /s/ Daniel Dror
Daniel Dror
Chief Executive Officer, President, and Chairman
March 31, 2011

By /s/ Sherry L. McKinzey
Sherry L. McKinzey
Director, Chief Financial Officer, and Vice-President
March 31, 2011

By /s/ Robert W. Derrick, Jr.
Robert W. Derrick, Jr.
Director and President of Delta Seaboard Well Service, Inc.
March 31, 2011

By /s/ Ron Burleigh
Ron Burleigh
Director and Vice President
March 31, 2011

By /s/ Steven M. Plumb
Steven M. Plumb
Director
March 31, 2011